UNIVERSAL INSURANCE HOLDINGS, INC.
                              EMPLOYMENT AGREEMENT


      This EMPLOYMENT AGREEMENT (the "AGREEMENT") is made as of October 11, 2006, by and between Universal Insurance Holdings, Inc., a Delaware corporation, (the "COMPANY"), and James M. Lynch, an individual currently residing at 24 Victorian Lane, Jupiter, Florida 33458 (the "EXECUTIVE").

      WHEREAS, the Company has employed the Executive as its Chief Financial Officer and the Company and the Executive desire to enter into this Agreement to set forth the rights, duties, benefits and obligations with respect to the employment of the Executive by the Company under the terms and conditions herein provided.

      NOW, THEREFORE, in consideration of the Executive's continued employment, and the mutual and respective covenants and agreements of the parties herein contained, and other good and valuable consideration present but not specifically set forth, the parties hereto agree as follows:

      1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein. The term of Executive's employment under this Agreement shall commence as of October 11, 2006 and shall end on December 31, 2009, unless sooner terminated in accordance with the provisions of Section 6 hereof (the "TERM"). The parties acknowledge that the Company's offices and headquarters are currently located in Fort Lauderdale, Florida.

      2. POSITION AND DUTIES. During the Term, the Executive shall serve as Chief Financial Officer of the Company and shall be responsible for those duties customarily performed by a chief financial officer. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, shall perform his duties hereunder diligently and in a prudent and businesslike manner, and shall act in the best interests of the Company.

      3.    COMPENSATION AND RELATED MATTERS.

            (a) BASE SALARY. The Executive shall receive an annual base salary of Three Hundred Thousand Dollars ($300,000) ("BASE SALARY"). During the Term, the then-current Base Salary shall be subject to a twenty percent (20%) annual increase on each anniversary of the date hereof (i.e., $360,000 in 2007, $432,000 in 2008 and $518,400 in 2009).

            (b) BONUS. During the Term, in addition to the Base Salary, the Executive shall receive an annual bonus in an amount to be determined at the discretion of the Board of Directors of the Company; PROVIDED, HOWEVER, that such amount shall be no less than $50,000 annually. The bonus payments due and owing under this Section 3(b) shall be paid to the Executive within fifteen (15) calendar days after the Company's year-end financial statements have been calculated for the applicable bonus year. The "bonus year" shall be based on the calendar year. The Executive shall be entitled to payment for any earned

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bonus  even  if  he  is  not  employed  by  the Company  on  the  payment  date.
Additionally,  notwithstanding  anything  herein   to   the   contrary,  if  the
Executive's employment is terminated by his death, by the Company without Cause, or if the Executive terminates his employment for Good Reason, the Company shall pay the Executive (or his legal representatives in the case of his death) a prorated share (January 1 to Executive's last day of employment) of his annualized bonus.

            (c)   BENEFITS.   Executive  shall  be  entitled  to  all rights and
benefits for which he is eligible under the terms and conditions of the Company's standard benefits and compensation practices that may be in effect from time to time and provided by the Company to its employees generally. In addition to, and not in limitation of, the foregoing, during the Term, the Executive shall receive: (i) medical, dental and disability insurance with a coverage limit in amount comparable to that provided to similarly situated executives of the Company; (ii) a life insurance policy in the amount of $1 million; (iii) a monthly car allowance of Five Hundred Dollars ($500); and (iv) paid vacation of twenty-one (21) business days per year, subject to the Company's standard vacation policies. Any unused vacation shall be paid to the Executive upon the Company's termination of the Executive's employment without Cause or the Executive's termination of his employment from the Company for Good Reason.

            (e) EXPENSE REIMBURSEMENT. The Company will provide the Executive with an expense account, including corporate American Express and Visa cards, and will reimburse the Executive for reasonable business expenses in accordance with the Company's standard expense account and reimbursement policies.

      4. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. In order to induce the Company to employ the Executive, the Executive hereby represents and warrants to the Company as follows:

            (a) BINDING AGREEMENT. This Agreement has been duly executed and delivered by the Executive and constitutes a legal, valid and binding obligation of the Executive and is enforceable against the Executive in accordance with its terms.

            (b) NO VIOLATIONS OF LAW. The execution and delivery of this Agreement and the other agreements contemplated hereby by the Executive do not, and the performance by the Executive of his obligations under this Agreement and the other agreements contemplated hereby will not, violate any term or provision of any law, or any writ, judgment, decree, injunction, or similar order applicable to the Executive.

            (c) LITIGATION. The Executive is not involved in any proceeding, claim, lawsuit, or investigation alleging wrongdoing by the Executive before any court or public or private arbitration board or panel or governmental department, commission, board, bureau, agency or instrumentality.

      5.    CONFIDENTIALITY.

            (a) CONFIDENTIALITY CRITICAL. The parties agree that the business in which the Company is engaged is highly sales-oriented and the goodwill established between the Executive and the Company's customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement. The Executive acknowledges and agrees that developing and


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maintaining business  relationships  is  an  important  and  essential  business interest of the Company. The Executive further recognizes that, by virtue of his employment by the Company, he will be granted otherwise prohibited access to confidential and proprietary data of the Company which is not known to its competitors and which has independent economic value to the Company and that he will gain an intimate knowledge of the Company's business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged, or secret information of the Company and its clients ("CLIENTS") (collectively, all such nonpublic information is referred to as "CONFIDENTIAL INFORMATION").

      This Confidential Information includes, but is not limited to data relating to the Company's marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the criteria and formulae used by the Company in pricing its insurance products and claims management, loss control and information management services; the Company's computer system, insurance marketing program and the skill of marketing and selling products; the structure and pricing of special reinsurance packages that the Company has negotiated with various underwriters; lists of prospects; customer lists and renewals; the identity, authority and responsibilities of key contacts at accounts of Clients; the composition and organization of Clients' business; the peculiar risks inherent in the Client's operations; highly sensitive details concerning the structure, conditions and extent of the Client's existing insurance and reinsurance coverages; policy expiration dates and premium amounts; commission rates; risk management service arrangements; loss histories; and other data showing the particularized insurance requirements and preferences of the Clients. The Executive recognizes and admits that this Confidential Information constitutes valuable property of the Company, developed over a long period of time and at substantial expense, and worthy of protection. Executive acknowledges and agrees that only through his employment with the Company could he have the opportunity to learn this Confidential Information.

            (b)   COVENANTS.   Based  on  the  matters described in Section 5(a)
above, and in further consideration of this Agreement, the Executive covenants and agrees with the Company that:

                  (i)    CONFIDENTIAL INFORMATION.  The Executive shall not (for
      any reason), directly or indirectly, for himself or on behalf of any other person or entity, (A) disclose to any person or entity (except to employees or other representatives of the Company who need to know such Confidential Information to the extent reasonably necessary for the Executive to perform his duties under this Agreement or such employees or representatives to perform their duties on behalf of the Company, and except as required by law) any Confidential Information that the Executive may have acquired in the course of or as an incident to his employment or prior dealings with the Company or any Clients, including, without limitation, business or trade secrets of, or products or methods or techniques used by, the Company, or any Confidential Information whatsoever concerning the Clients, (B) use, directly or indirectly, for his own benefit or for the benefit of another (other than a Client) any of such Confidential Information, or (C) assist any other person or entity in connection with any action described in either of the foregoing clauses
      (A) and (B);

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                  (ii)   NONINTERFERENCE WITH EXECUTIVES.  The Executive further
      agrees that the Company has expended considerable time, energy and resources into training its other employees and agents ("Co-Workers"). As a result, during the Term, and for a period of two (2) years following the Term, the Executive shall not, for any reason, directly or indirectly, for himself or on behalf of any other person or entity, (A) induce or attempt to induce any Co-Worker to terminate employment with the Company, (B) interfere with or disrupt the Company's relationship with any of the Co-Workers, (C) solicit, entice, hire, cause to hire, or take away any person employed by the Company during the 12-month period preceding the termination of the Term, or (D) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (C).

                  (iii) NON-DISPARAGEMENT. At any time during or after the Term, the Executive shall not disparage the Company or any shareholders, directors, officers, employees, or agents of the Company.

            (c) NON-COMPETE. The Executive further agrees with the Company to the following provisions, all of which Executive acknowledges and agrees are necessary to protect the Company's legitimate business interests. The Executive covenants and agrees with the Company that:

                  (i) The Executive shall not, during the Term, either directly or indirectly, render service or other assistance or sell products or provide resources of any kind, whether as an owner, partner, officer, director, employee, or in any other capacity, whether or not for consideration, to any person, corporation, or any entity, whatsoever, that owns, operates or conducts a business that competes, in any way, with the Company or that sells any products that are similar to or competitive with those sold by the Company.

                  (ii) During the Term, the Executive shall not, directly or indirectly, engage in any business enterprise or activity competitive with the business of the Company as an employee, consultant, partner, shareholder, or in any other capacity. For the purposes of this covenant not to compete, a competing business enterprise will be deemed competitive only if such business enterprise conducts insurance activities similar to the activities of the Company. Further, the Executive agrees that he shall not, during the Term (A) call on or contact any Client or prospect of the Company for the purpose or with the effect of offering any products or services of any kind offered by the Company during the Term, (B) request or advise any present or future vendors, insurance carriers agencies and companies affiliated with the Company to cancel any contracts, or curtail their dealings, with the Company, (C) request or advise any present or future service or financial resource of the Company to withdraw, curtail or cancel the furnishing of such service or resource to the Company or (D) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (C).

                  (iii) During the Term, the Executive shall not own, or permit ownership by the Executive's spouse or any minor children under the parental control of the Executive, directly or indirectly, of, an amount in excess of five percent (5%) of the outstanding shares of stock of a

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

      corporation, or five percent (5%) of any business venture of any kind, which operates or conducts a business that competes, in any way, with the Company, or which sells products that are similar to or competitive in any way with the products sold by the Company. In general, the Executive shall, in no way, engage in any business or sell any product competing with the Company.

                  (iv) In consideration of the Company employing the Executive in a position whereby he may gain or be exposed to knowledge or training, or receive experience and establish relationships with the Company's customers, potential customers, affiliates, insurers and employees, and receive exposure to the Company's Confidential Information, the Executive agrees to the following:

                         a. During the Term, the Executive shall not (1) render service or assistance or resources to any individual or business entity of any kind that solicits or calls upon the existing or potential customers of Company, divulge the names of existing or potential policyholders of the Company, or encourage replacement or induce discontinuance of existing policies of the Company or (2) do any act which may be detrimental to the Company or its business, including but not limited to, interference with business or contractual relationships or renewals, either directly or indirectly through a co-worker, customer service representative or other third party.

                         b. The Executive agrees that the non-competition provision contained in this Section 5 shall extend throughout the state of Florida and all other areas where the Company currently maintains marketing or customer/policyholder relationships, or where the Company may eventually establish customer/policyholder relationships during the Executive's employment.

                         c. The Executive agrees that during the Term and for the two (2) year period following the end of the Term, the Executive shall not disclose or divulge any Confidential Information to any third party. The Executive further hereby acknowledges and agrees that the names of customers, policyholders, or resources developed, used or in any way serviced by the Executive during his employment are confidential and proprietary and he agrees that he shall never disclose, disseminate, or in any way release or use such information.

                  (v) The provisions of this Section 5 shall be construed as an agreement independent of any other claim. The existence of any claim or cause of action of the Executive against the Company, whether predicated on the Executive's employment or otherwise, shall not constitute a defense to the enforcement by the Company of the terms of
      Section 5(c) of this Agreement. In any action brought by either party under Section 5(c) of this Agreement, the prevailing party in such action shall be entitled to recover its attorneys' fees and costs from the other party, both on trial and appellate levels. The Executive waives any right to a jury trial in any such litigation, and waives any right to jury trial that he may have in any litigation relating to the Executive's employment including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964 (and any similar civil rights provision of state

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      law, including but not limited to the  Florida  Civil Rights Act), the Age
      Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, and the National Labor Relations Act.

                  (vi) The Executive agrees that the business interests described in this Agreement are legitimate and that the Company need not introduce any further evidence to establish that these interests are legitimate business interests in the event the Company files an action to enforce this Agreement.

                  (vii) The Executive understands that this Agreement may be enforced against him by the Company's assignee(s) or successor(s) in interest.

            (d) INJUNCTIVE RELIEF. The Executive acknowledges and agrees that any breach by him of any of the covenants or agreements contained in this
Section 5 would give rise to irreparable injury and would not be adequately compensable in damages. Accordingly, the Executive agrees that any beneficiary of the provisions of this Agreement may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Agreement in addition to any other legal remedies available. The Executive further acknowledges and agrees that the covenants and agreements contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

            (e) REFORMATION AND SURVIVAL. The Company and the Executive agree and stipulate that the agreements and covenants contained in this Agreement are fair and reasonable in light of all of the facts and circumstances of the relationship between them. The Company and the Executive acknowledge their awareness, however, that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of, the provisions of this Section 5, the Company and the Executive agree that, in the event a court should decline to enforce one or more of the provisions of this Section 5 or decide to limit the temporal or geographic scope of any restriction, then this Section 5 shall be deemed to be modified or reformed to restrict the Executive's conduct to the maximum extent (in terms of time, geography, and business scope) that the court shall determine to be enforceable. The provisions of this Section 5 shall survive the termination of this Agreement for the respective periods set forth in this Section 5.

      6.    TERMINATION.

            (a) TERMINATION UPON DEATH. If the Executive dies of natural causes during the Term, this Employment Agreement shall terminate, except that the Executive's legal representatives shall be entitled to receive (i) the Base Salary earned up to the date of the Executive's death, and (ii) the prorated share of the Executive's annualized bonus pursuant to Section 3(b) hereof.

            (b) TERMINATION WITH CAUSE. The Company has the right, at any time during the Term, to terminate the Executive's employment with the Company for Cause (as defined below) by giving written notice to the Executive as described in this Section 6(b) below. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (v) below, the Executive shall be

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given  thirty  (30)  calendar  days'  prior written  notice  from  the  Company, specifically identifying the reasons which are alleged to constitute Cause for any termination pursuant to the aforementioned subclauses, and an opportunity to be heard by the Company in the event the Executive disputes such allegations; PROVIDED, HOWEVER, that the Company shall have no obligation to continue to employ the Executive following such thirty (30) calendar day notice period. Prior to the effectiveness of termination for Cause under subclause (iv) below, the Executive shall be given thirty (30) calendar days' prior written notice from the Company, specifically identifying the reasons which are alleged to constitute Cause for any termination under such subclause, and, in the event the Executive disputes such allegations, an opportunity to be heard by the Company
and   to  cure  the  actions,  events  or  circumstances  giving  rise  to  such allegations; PROVIDED, HOWEVER, that the Company shall have no obligation to continue to employ the Executive following such thirty (30) calendar day notice period unless the Executive's cure meets the Company's reasonable satisfaction. The Company's termination of the Executive's employment for Cause under subclause (vi) below shall be effective immediately upon the Company's written notice to the Executive. If the Company terminates Executive's employment for Cause, the Company's obligation to the Executive shall be limited solely to the payment of unpaid Base Salary accrued up to the effective date of termination.

      As used in this Section 6(b), the term "CAUSE" shall mean and include (i) the Executive's abuse of alcohol or any controlled substance; (ii) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of the Executive with respect to the business or affairs of the Company; (iii) knowing and material failure by the Executive to comply with material applicable laws and regulations or professional standards relating to the business of the Company;
(iv) the Executive's documented and continuing grossly unsatisfactory performance of his duties hereunder (as documented in at least one performance improvement plan to Executive) or a material breach by the Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Executive; (v) the Executive being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation may result in damage to the Company's business interests, licenses, reputation or prospects; or (vi) conviction of a misdemeanor involving moral turpitude or any felony.

            (c) TERMINATION WITHOUT CAUSE. The Company shall have the right, at any time during the Term, to terminate the Executive's employment with the Company without Cause by giving written notice to the Executive, which termination shall be effective thirty (30) calendar days from the date of such written notice. If the Company terminates the Executive's employment without Cause, the Company's obligation to the Executive shall be limited solely to (i) unpaid Base Salary accrued up to the effective date of termination, (ii) payment for the prorated share of the Executive's annualized bonus pursuant to Section 3(b) hereof, (iii) a lump sum payment equal to the Executive's then-current Base Salary for a period of twelve (12) months, to be paid within fifteen (15) calendar days following Executive's last day of employment, and (iv) payment of Executive's COBRA premiums for twelve (12) months.

            (d) SUSPENSION UPON DISABILITY. If during the term hereof the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and the Executive (or acceptable to the Executive's closest relative if the


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Executive  is  not then able to make such a choice), so that  the  Executive  is unable substantially to perform the essential functions of his services hereunder, with or without reasonable accommodation, for (i) a period of three
(3) consecutive months, or (ii) for shorter periods aggregating ninety (90) calendar days during any twelve-month period, the Company may at any time after the last day of the three (3) consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of ninety days, by written notice to the Executive, suspend the term of the Executive's employment hereunder and discontinue payments of the Base Salary for the duration of the disability. The Executive shall be entitled to the full compensation payable to him hereunder for periods of disability shorter than the periods specified in clauses (i) and (ii) of the previous sentence. Nothing contained in this
Section 6(d) shall be deemed to extend the term hereof or to constitute a breach of this Agreement.

            (e)   TERMINATION  FOR GOOD REASON.  The Executive has the right, at any time during the Term, to terminate his employment with the Company for Good Reason (as defined below) by giving written notice to the Company as described in this Section 6(e) below. Prior to the effectiveness of termination for Good Reason, the Company shall be given thirty (30) calendar days' prior written notice from the Executive, specifically identifying the reasons which are alleged to constitute Good Reason for termination hereunder, and an opportunity to be heard by the Executive in the event the Company disputes such allegations and to cure such allegations; PROVIDED, HOWEVER, that the Executive shall have no obligation to remain employed by the Company following such thirty (30) calendar day notice period unless such allegations are cured to the Executive's reasonable satisfaction. As used in this Section 6(e), the term "GOOD REASON" shall mean and include any of the following without the Executive's prior written consent (i) assignment to the Executive of duties materially inconsistent with the Executive's position hereunder; (ii) failure to pay the Executive's Base Salary in accordance with Section 3(a) hereof; (iii) failure to pay the Executive's bonus pursuant to Section 3(b) hereof; (iv) requiring the Executive to move his situs of employment more than fifty (50) miles from his situs of employment prior to such move; or (v) the Company's material breach of this Agreement. If the Executive terminates his employment for Good Reason, the Company's obligation to the Executive shall be limited solely to (1) unpaid Base Salary accrued up to the effective date of termination, (2) payment for the prorated share of the Executive's annualized bonus pursuant to Section 3(b) hereof, (3) a lump sum payment equal to the Executive's then-current Base Salary for a period of twelve (12) months, to be paid within fifteen (15) calendar days following Executive's last day of employment, and (4) payment of Executive's COBRA premiums for twelve (12) months.

            (f) VOLUNTARY TERMINATION WITHOUT GOOD REASON. The Executive may voluntarily terminate his employment with the Company without Good Reason at any time by giving written notice to the Company, which termination shall be effective thirty (30) days from the date of such written notice. If the
Executive voluntarily terminates his employment without Good Reason, the Company's obligation to the Executive shall be limited solely to the payment of unpaid Base Salary accrued up to the effective date of termination.

            (g) EFFECT OF TERMINATION. Except as provided herein, from and after the effective date of termination of the Executive's employment hereunder, the Company shall have no obligation (whether financial or otherwise) under this Agreement, and the Executive shall have no right to receive any Base Salary or any other payment or benefit under this Agreement from the Company. If the

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Executive  ceases  to  render services to the Company, the Company may terminate the Executive for Cause, or the Company may adjust the Base Salary accordingly. The foregoing notwithstanding, nothing in this Section 6 shall affect the Executive's obligations under Section 5 above or shall affect the Executive's rights to receive payments or benefits that are accrued and vested before, but remain unpaid on, the date of termination, or to receive payments or benefits that are required to be made or provided to him pursuant to the terms of any employee benefit plans insofar as such rights relate to the Executive's
participation   in   the   respective  plan  before  the  date  of  termination.
Notwithstanding anything to the contrary set forth herein, the Company reserves the right to require that the Executive not perform any services or report to work during the thirty (30) calendar day notice periods set forth in Sections 6(b), 6(c), 6(e) and 6(f) hereof, as applicable.

      7.    CHANGE OF CONTROL.

            (a)   If, within one year of a Change of Control (as defined below),
(a) the Company or a succeeding entity terminates the Executive's employment with the Company without Cause (as defined above) or (b) the Executive terminates his employment for Good Reason (as defined above), the Company or the succeeding entity's obligation to the Executive shall be (1) unpaid Base Salary accrued up to the effective date of termination, (2) payment for the prorated share of the Executive's annualized bonus pursuant to Section 3(b) hereof, (3) a lump sum payment equal to the greater of (i) the Executive's then-current Base Salary through December 31, 2009 or (ii) the Executive's then-current Base Salary for a period of twelve (12) months, to be paid within fifteen (15) calendar days following Executive's last day of employment, and (4) payment of Executive's COBRA premiums for a period equal to the applicable period under
Section 7(a)(3) but not to exceed eighteen (18) months.

            (b) A "Change of Control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Company) of all, or substantially all, of the assets of the Company to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Company, or (ii) any person, group, corporation or other entity (collectively, "Persons") shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of 50% or more of the Company's outstanding common stock. In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations, notices and other guidance of general applicability issued thereunder.

      8. CODE SECTION 409A. Notwithstanding anything herein to the contrary, if any payments to be made to the Executive hereunder are subject to the requirements of Code Section 409A: (i) if the Company determines that the Executive is not a "specified employee" as defined in Code Section 409A as of the date of the termination, no payment described in Sections 6(c)(3), 6(c)(4),

6(e)(3), 6(e)(4), 7(a)(3) or 7(a)(4) shall be paid or commence earlier than the date on which Executive incurs a separation from service (as that term is defined in Code Section 409A), or (ii) if the Company determines that Executive is a "specified employee" as of the date of the termination, no payment described in Sections 6(c)(3), 6(c)(4), 6(e)(3), 6(e)(4), 7(a)(3) or 7(a)(4)
shall be paid earlier than the date that is six months after the date on which Executive incurs a separation from service, but shall be paid or commence during the calendar year following the year in which the termination occurs and within thirty (30) calendar days of the earliest possible date permitted under Code
Section 409A.

      9.    SUCCESSORS; ASSIGNMENT, ETC.; THIRD PARTY BENEFICIARIES.

            (a)   The Executive consents to and the Company shall have the right to assign this Agreement to its successors or assigns. All covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns. The terms "successors" and "assigns" shall include, but not be limited to, any succeeding entity upon a Change in Control.

            (b) Neither this Agreement nor any of the rights or obligations of the Executive under this Agreement may be assigned or delegated except as provided in the last sentence of this Section 9(b). This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him hereunder had he continued to live, then all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to the devisee, legatee, or other designee under the Executive's testamentary will or, if there be no such will, to the Executive's estate.

      10. NOTICE. For purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

 If to the Executive :                 If to the Company :
 24 Victorian Lane                     1110 West Commercial Boulevard
 Jupiter, Florida 33458                Suite 100
 Facsimile: (561) 748-0896             Fort Lauderdale, Florida 33309
                                       Facsimile: (954) 958-1202
                                       Attn: Bradley I. Meier
or to such other address as any party may have furnished to the other in writing in accordance with this Section 10, except that notices of any change of address shall be effective only upon actual receipt.

      11. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Executive and such officers as may be specifically designated by the board of directors of the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any other time. No agreements or representations (whether oral or otherwise, express or implied) with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement or which are not specifically referred to in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida. Unless the context otherwise requires, words using the singular or plural number shall respectively include the plural or singular number, and pronouns of any gender shall include each other gender.

      12. VALIDITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and the Executive will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar to the terms and intent of such illegal, invalid, or unenforceable provision as may be possible.

      13.   COUNTERPARTS.   This  Agreement   may   be   executed   in   several
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      14. LITIGATION. The parties agree that the exclusive venue for any litigation commenced by the Company or the Executive relating to this Agreement shall be the state courts located in Broward County, Florida and the United States District Court, Southern District of Florida, Fort Lauderdale Division in Broward County, Florida. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

      15. ENTIRE AGREEMENT. This Agreement, together with EXHIBITS A hereto, constitutes (i) the binding agreement between the parties and (ii) represents the entire agreement between the parties and supersedes all prior agreements relating to the subject matter contained herein. All prior negotiations concerning Executive's employment with the Company have been merged into this Agreement and are reflected in the terms herein.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.





                                     EXECUTIVE:


Date: 10/11/06                       By: /s/ James M. Lynch
------------------------                 ---------------------------------------
                                     Name: James M. Lynch








                                     COMPANY:


Date: 10/11/06                       UNIVERSAL INSURANCE HOLDINGS, INC.
------------------------

                                     By:/s/ Sean P. Downes
                                        ------------------------------------
                                     Name:  Sean P. Downes
                                     Title: Senior Vice President and Chief
                                     Operating Officer






                              EMPLOYMENT AGREEMENT
                                 SIGNATURE PAGE